Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Fiesta Restaurant Group, Inc. Announces Launch of Secondary Public Offering

Addison, TX - (Businesswire) – March 18, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today announced the launch of a proposed secondary public offering of 2,500,000 shares of common stock. All shares will be offered by funds managed by Jefferies Capital Partners. The selling shareholders also granted the underwriters an option to purchase up to an additional 375,000 shares of common stock. Fiesta will not receive any proceeds from the sale of any shares in the offering.

Jefferies LLC, Piper Jaffray & Co., and Raymond James & Associates, Inc. are serving as joint book-running managers for the offering. Stephens Inc. is serving as co-manager for the offering.

A shelf registration statement (including a prospectus) relating to these securities was filed by the Company with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on November 20, 2012. A copy of the preliminary prospectus supplement and base prospectus relating to this offering may be obtained by contacting Equity Syndicate Prospectus Department, Jefferies LLC, 520 Madison Avenue, 12th Floor, New York, NY, 10022 at (877) 547-6340 and at Prospectus_Department@Jefferies.com, or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, by email to prospectus@pjc.com, or by telephone at (800) 747-3924, or Raymond James & Associates, Inc., Attention: Prospectus Department, 880 Carillon Parkway, St. Petersburg, Florida 33716 or by telephone at (800) 248-8863. Before you invest, you should read these documents and other documents filed by the Company with the SEC for more complete information. You may obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates, and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 251 company-owned and operated restaurants and 43 franchised restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago, and Venezuela as of December 30, 2012. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with a broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering.